Exhibit 10.1

NETGEAR, INC.

EMPLOYMENT AGREEMENT

This Agreement is entered into as of the date of the latest signature set forth on the signature page below (the “Effective Date”) by and between NETGEAR, Inc. (the “Company”), and John McHugh (“Executive”).

1.	Duties and Scope of Employment.

(a)Positions and Duties. As of the Effective Date, Executive will serve as SVP and General Manager, Commercial Business Unit of the Company. Executive will render such business and professional services in the performance of his duties, consistent with Executive’s position within the Company, as shall reasonably be assigned to him by the Company’s Chief Executive Officer and/or Board of Directors (the “Board”). The period of Executive’s employment under this Agreement is referred to herein as the “Employment Term.”

(b)Obligations. During the Employment Term, Executive will perform his duties faithfully and to the best of his ability and will devote his full business efforts and time to the Company. For the duration of the Employment Term, Executive agrees not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Board.

2.At-Will Employment. The parties agree that Executive’s employment with the Company will be “at-will” employment and may be terminated at any time with or without cause or notice. Executive understands and agrees that neither his job performance nor promotions, commendations, bonuses or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of his employment with the Company.

3.    Compensation.

(a)    Base Salary. During the Employment Term, the Company will pay Executive as compensation for his services a base salary at the annualized rate of Three Hundred and Twenty Thousand Dollars ($320,000.00) (the “Base Salary”). The Base Salary will be paid periodically in accordance with the Company’s normal payroll practices and be subject to the usual, required withholding. Executive’s salary will be reviewed by the Company from time to time (but no more frequently than annually), and may be subject to adjustment based upon various factors including, but not limited to, Executive’s performance and the Company’s profitability. Any adjustment to Executive’s salary shall be in the sole discretion of the Company.

(b)    MBO Bonus. Executive will be eligible to receive an annual target bonus of up to Fifty percent (50%) per year based upon the Company’s achievement of various financial and/

or other goals established by the Board. Notwithstanding the foregoing, Executive will receive the pro rata portion of his MBO bonus for the fiscal year ending 2013 regardless of the Company’s achievement of such goals, so long as Executive remains an employee of the Company through March 15, 2014. All MBO bonuses will be subject to applicable withholding and taxes. Executive’s annual bonus will be paid no later than March 15th of the year following the year in which Executive’s annual bonus was earned.

(c)    Equity Awards. Following Executive’s written acceptance of these terms and commencement of employment and subject to the approval of the Board, Executive will be granted an option to purchase 20,000 (Twenty Thousand) shares of the Company’s common stock under the Company’s 2006 Long Term Incentive Plan (the “2006 Plan”) at an exercise price as approved by the Board (the “Option”). The vesting of the Option will be as follows: the Option will vest over a four year period, with 25% of the shares vesting on the first anniversary of the date Executive commences employment with the Company, and 1/48th of the shares vesting monthly for three years thereafter. The Option will be subject to the terms, definitions and provisions of the 2006 Plan and the stock option agreement by and between Executive and the Company (the “Option Agreement”), which are incorporated herein by reference. In addition, following Executive’s written acceptance of these terms and commencement of employment and subject to the approval of the Board, Executive will be granted an award of Ten Thousand (10,000) restricted stock units (RSUs) (the “RSU Award”). Each unit will represent the right to receive one share of NETGEAR common stock on the date of vesting.  25% of the RSUs will vest on each anniversary of the date vesting commences, such that the entire award would be fully vested four years after vesting commences, subject to Executive’s continued employment through the applicable vesting dates.  The specific terms of the RSUs will be determined when granted by the Compensation Committee and will be in accordance with the terms of the 2006 Plan and the applicable Restricted Stock Unit Agreement (the “RSU Agreement”), which are incorporated herein by reference. Executive shall also be subject to the Company’s Director and Officer stock ownership guidelines, which is also incorporated by reference hereto.

4.    Employee Benefits. During the Employment Term, Executive will be entitled to participate in the employee benefit plans currently and hereafter maintained by the Company of general applicability to other senior executives of the Company, including, without limitation, the Company’s group medical, dental, vision, and disability plans. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.

5.Expenses. The Company will reimburse Executive for reasonable travel, entertainment or other expenses incurred by Executive in the furtherance of or in connection with the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time. In addition, the Company will provide Executive with a housing allowance of $2,000 per month, less applicable withholding.

6.	Severance.

(a)Involuntary Termination within Three Years. If, on or prior to the third anniversary of Executive’s commencement date of employment with the Company, Executive’s employment with the Company terminates other than voluntarily or for death, disability or for

“Cause” (as defined in Paragraph 9 of this Agreement), and Executive signs and does not revoke a standard release of claims (as described in further in Section 6(c) below) with the Company, then, Executive shall be entitled to receive severance payments at Executive’s final base salary rate, less applicable withholding, until twenty-six (26) weeks after the date of termination without Cause. Severance payments will be made in accordance with the Company’s normal payroll procedures. During the period in which Executive is receiving severance payments, Company will reimburse Executive and his family for COBRA premiums, assuming Executive remains eligible during the entire Severance Period. In addition, if Executive's employment terminates other than voluntarily or for "Cause" (as defined herein), Executive will be entitled to continue to have all stock options, restricted stock awards and all other equity awards vest during the twelve month period immediately following the date of such termination.

(b)Involuntary or Voluntary Termination after Three Years. If, after the third anniversary of Executive’s commencement date of employment with the Company, Executive’s employment with the Company terminates other than for death, disability or for “Cause” (as defined in Paragraph 9 of this Agreement), and Executive signs and does not revoke a standard release of claims (as described in further in Section 6(c) below) with the Company, then, Executive shall be entitled to receive severance payments at Executive’s final base salary rate, less applicable withholding, until twenty-six (26) weeks after the date of such termination. Severance payments will be made in accordance with the Company’s normal payroll procedures. During the period in which Executive is receiving severance payments, Company will reimburse Executive and his family for COBRA premiums, assuming Executive remains eligible during the entire Severance Period. In addition, if Executive’s employment terminates other than for “Cause” (as defined herein), Executive will be entitled to have the balance of the Option and the RSU Award granted in Section 3(c) above accelerated such that the awards granted in Section 3(c) shall be fully vested upon such termination.

(c)Timing of Release. The receipt of any severance benefits pursuant to Section 6(a) or 6(b) will be subject to Executive signing and not revoking a standard release of claims agreement (the “Release”), and provided that such Release is effective within sixty (60) days following the termination of employment or such earlier period as required by the Release. To become effective, the Release must be executed by the Executive and any revocation periods (as required by statute, regulation, or otherwise) must have expired without the Executive having revoked the Release. In addition, no severance will be paid or provided until the Release actually becomes effective.

7.Voluntary Termination; Termination for Cause. If Executive’s employment with the Company terminates on or prior to the three year anniversary date of Executive’s commencement date of employment with the Company or at any time for Cause by the Company, then all vesting of the Option, the RSU Award and all other options granted to Executive will terminate immediately and all payments of compensation by the Company to Executive hereunder and all obligations with respect thereto (including, without limitations, with respect to base salary, bonuses, employee benefits, relocation and temporary living reimbursements and other expense reimbursements) will terminate immediately (except as to amounts already earned).

8.	Change of Control/Good Reason.

(a)    If within one year following any Change of Control (as defined below) Executive’s employment is terminated without Cause or voluntarily by Executive for Good Reason, Executive will receive two years acceleration of any unvested portion of the Option and the RSU Award.

(b)    For purposes of this Agreement, a “Change of Control” of the Company shall be deemed to have occurred if at any time after the Effective Date:

(i)    any “person” (as such term is used to Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than a trustee or other fiduciary holding securities of the Company under an employee benefit plan of the Company and other than Nortel Networks Corporation and its affiliates, becomes the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of (A) the outstanding shares of common stock of the company or (B) the combined voting power of the Company’s then-outstanding securities entitled to vote generally in the election of directors; or

(ii)    the Company (A) is party to a merger, consolidation or exchange of securities which results in the holders of voting securities of the Company outstanding immediately prior thereto failing to continue to hold at least 50% of the combined voting power of the voting securities of the Company, the surviving entity or a parent of the surviving entity outstanding immediately after such merger, consolidation or exchange, or (B) sells or disposes of all or substantially all of the Company’s assets (or any transaction having similar effect is consummated), or (C) the individuals constituting the Board immediately prior to such merger, consolidation, exchange, sale or disposition shall cease to constitute at least 50% of the Board, unless the election of each director who was not a director prior to such merger, consolidation, exchange, sale or disposition was approved by a vote of at least two-thirds of the directors then in office who were directors prior to such merger, consolidation, exchange, sale or disposition.

(c)    For purposes of this Agreement, “Good Reason” means any of the following conditions, which condition(s) remain(s) in effect 10 days after written notice to the Board from you of such condition(s):

(i)	a material decrease in your target annual compensation; or

(ii)    a material, adverse change in your authority, responsibilities or duties, as measured against your authority, responsibilities or duties immediately prior to such change.

(iii)    notwithstanding the foregoing, for the purposes of this Agreement in no event will you have Good Reason to resign due merely to a change of title or a change in your reporting caused by a change of control or discontinuance or modification of any duties and responsibilities solely related to the operation of a public company.

9.    Definition of Cause. For purposes of this Agreement, “Cause” is defined as (i) an act of dishonesty made by Executive in connection with Executive’s responsibilities as an employee, (ii) Executive’s conviction of, or plea of nolo contendere to, a felony, (iii) Executive’s gross misconduct, or (iv) Executive’s continued violation of his employment duties after Executive has received a written demand for performance from the Company which specifically sets forth the factual basis for the Company’s belief that Executive has not substantially performed his duties.

10.    Confidential Information. Executive agrees to enter into the Company’s standard Confidential Information and Invention Assignment Agreement (the “Confidential Information Agreement”) upon commencing employment hereunder, and to abide by its terms during and after his employment with the Company.

11.    Non-Solicitation. Until the date one (1) year after the termination of Executive’s employment with the Company for any reason, Executive agrees and acknowledges that Executive’s right to receive the severance payments set forth in Section 6 (to the extent Executive is otherwise entitled to such payments) shall be conditioned upon Executive not either directly or indirectly soliciting, inducing, attempting to hire, recruiting, encouraging, taking away, hiring any employee of the Company or causing an employee to leave his or her employment either for Executive or for any other entity or person.

12.    Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Executive upon Executive’s death and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance or other disposition of Executive’s right to compensation or other benefits will be null and void.

13.    Notices. All notices, requests, demands and other communications called for hereunder shall be in writing and shall be deemed given (i) on the date of delivery if delivered personally, (ii) one (1) day after being sent by a well established commercial overnight service, or (iii) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

If to the Company:

NETGEAR, Inc.
350 East Plumeria Drive
San Jose, CA 95134
Attn: Legal Department

If to Executive:

at the last residential address known by the Company.

14.    Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.

15.    Arbitration.

(a)    General. In consideration of Executive’s service to the Company, its promise to arbitrate all employment related disputes and Executive’s receipt of the compensation, pay raises and other benefits paid to Executive by the Company, at present and in the future, Executive agrees that any and all controversies, claims, or disputes with anyone (including the Company and any employee, officer, director, shareholder or benefit plan of the Company in their capacity as such or otherwise) arising out of, relating to, or resulting from Executive’s service to the Company under the Agreement or otherwise or the termination of Executive’s service with the Company, including any breach of this Agreement, shall be subject to binding arbitration under the Arbitration Rules set forth in California Code of Civil Procedure Section 1280 through 1294.2, including Section 1283.05 (the “Rules”) and pursuant to California law. Disputes which Executive agrees to arbitrate, and thereby agrees to wave any right to a trial by jury, include any statutory claims under state or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the California Fair Employment and Housing Act, the California Labor Code, claims of harassment, discrimination or wrongful termination and any statutory claims. Executive further understands that this Agreement to arbitrate also applies to any disputes that the Company may have with Executive.

(b)    Procedure. Executive agrees that any arbitration will be administered by the American Arbitration Association (“AAA”) and that a neutral arbitrator will be selected in a manner consistent with its National Rules for the Resolution of Employment Disputes. The arbitration proceedings will allow for discovery according to the rules set forth in the California Code of Civil Procedure. Executive agrees that the arbitrator shall have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication and motions to dismiss and demurrers, prior to any arbitration hearing. Executive agrees that the arbitrator shall issue a written decision on the merits. Executive also agrees that the arbitrator shall have the power to award any remedies, including attorneys’ fees and costs, available under applicable law. The Parties understand that the Arbitrator shall issue a written decision in support of her award. Executive understands the Company will pay for any administrative or hearing fees charged by the arbitrator or AAA except that Executive shall pay the first $200.00 of any filing fees associated with any arbitration Executive initiates. Executive agrees that the arbitrator shall administer and conduct any arbitration in a manner consistent with the Rules and that to the extent that the AAA’s National Rules for the Resolution of Employment Disputes conflict with the Rules, the Rules shall take precedence.

(c)    Remedy. Except as provided by the Rules, arbitration shall be the sole, exclusive and final remedy for any dispute between Executive and the Company. Accordingly, except as provided for by the Rules, neither Executive nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration. Notwithstanding, the arbitrator will not have the authority to disregard or refuse to enforce any lawful Company policy, and the arbitrator shall not order or require the Company to adopt a policy not otherwise required by law which the Company has not adopted.

(d)    Availability of Injunctive Relief. In addition to the right under the Rules to petition the court for provisional relief, Executive agrees that any party may also petition the court for injunctive relief where either party alleges or claims a violation of this Agreement or the Confidentiality Agreement or any other agreement regarding trade secrets, confidential information, nonsolicitation or Labor Code §2870. In the event either party seeks injunctive relief, the prevailing party shall be entitled to recover reasonable costs and attorneys fees.

(e)    Administrative Relief. Executive understands that this Agreement does not prohibit Executive from pursuing an administrative claim with a local, state or federal administrative body such as the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission or the workers’ compensation board. This Agreement does, however, preclude Executive from pursuing court action regarding any such claim.

(f)    Voluntary Nature of Agreement. Executive acknowledges and agrees that Executive is executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else. Executive further acknowledges and agrees that Executive has carefully read this Agreement and that Executive has asked any questions needed for Executive to understand the terms, consequences and binding effect of this Agreement and fully understand it, including that Executive is waiving Executive’s right to a jury trial. Finally, Executive agrees that Executive has been provided an opportunity to seek the advice of an attorney of Executive’s choice before signing this Agreement.

17.    Integration. This Agreement, together with the 2006 Plan, Option Agreement, RSU Agreement and the Confidential Information Agreement represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in writing and signed by duly authorized representatives of the parties hereto.

18.    Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

19.    Governing Laws. This Agreement will be governed by the laws of the State of California.

20.    Section 409A.

(a)    Notwithstanding anything to the contrary in this Agreement, no Deferred Payments (as defined below) shall be payable until Executive has a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the final regulations and official guidance thereunder (“Section 409A”). Similarly, no severance payable to Executive, if any, pursuant to this Agreement that would otherwise be exempt from Section 409 pursuant to Treasury Regulation Section 1.409A-1(b)(9) shall be payable until Executive has a “separation from service” within the meaning of Section 409A.

(b)    Any severance payments or benefits under this Agreement that would be considered Deferred Payments will be paid on, or, in the case of installments, will not commence until, the sixtieth (60th) day following Executive’s separation from service, or, if later, such time as required by Section 20(c). Any installment payments that would have been made to Executive during the sixty (60) day period immediately following Executive’s separation from service but for the preceding sentence will be paid to Executive on the sixtieth (60th) day following the Executive’s separation from service and the remaining payments shall be made as provided in this Agreement.

(c)    Further, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s separation from service (other than due to death), and the severance payments and benefits payable to Executive, if any, pursuant to the Agreement, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Section 409A (together, the “Deferred Payments”), such Deferred Payments that are otherwise payable within the first six (6) months following Executive’s separation from service will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following Executive’s separation from service but prior to the six (6) month anniversary of Executive’s separation from service (or any later delay date), then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under the Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(d)    Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Payments for purposes the Agreement. Any severance payment that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit shall not constitute Deferred Payments for purposes of the Agreement. For purposes of this section (d), “Section 409A Limit” will mean the lesser of two (2) times: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during the taxable year preceding the taxable year of Executive’s separation from service as determined under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive’s employment is terminated.

(e)    The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided under the Agreement will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. Executive and the Company agree to work together in good faith to consider amendments to the Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.

21.    Acknowledgment. Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by their duly authorized officers, as of the day and year first above written.

COMPANY:

NETGEAR, INC.

Andrew Kim                            Date:
SVP, Corp. Dev. & General Counsel

EXECUTIVE:

Date:
John McHugh